Exhibit 10.2

[Quantum Letterhead]

November 7, 2017

Mr. Adalio Sanchez
[Address]
Dear Adalio:
We are pleased to offer you the position of Interim Chief Executive Officer (“ICEO”) of Quantum Corporation ("Quantum"), with a start date of November 7, 2017. As ICEO, you will report directly to the Board of Directors (the "Board") of Quantum and will perform such duties, consistent with the ICEO position, as will reasonably be assigned to you by the Board. This is intended to be a full-time, temporary position with an expected term ending no later than April 30, 2018, though this is an at-will appointment and may be terminated sooner by the Board at any time in its discretion or extended by mutual agreement between you and the Board. This offer replaces all other forms of compensation from your position as a non-employee board member.
In addition, you will remain a member of the Board while you hold the position of ICEO, and will continue to serve as a non-executive Board member after the conclusion of your employment as ICEO.
As an employee of Quantum, you will receive compensation as follows:

1.	a base salary of $50,000 per month, payable in accordance with Quantum’s standard payroll policy and prorated for any partial months of work.

2.
an incentive opportunity of $50,000 per month (prorated for any partial months of service) that may be earned for achievement of equally weighted performance goals relating to fiscal year 2018 and 1Q19 EBITDA and restructuring cost reduction goals, payable (to the extent earned) within 60 days after the end of the performance period. The performance goals against which your performance will be measured will be established and the bonus will be administered by the Leadership and Compensation Committee (the “Committee”) of the Board, approved by the Board and otherwise be subject to the terms of the bonus plan.

3.
a restricted stock unit ("RSU") grant for each month of work of 40,000 shares (prorated for any partial months of service). The RSUs will vest on November 30, 2018, subject to your continued service as an employee or member of the Board through that date; provided, however, that if you are terminated prior to the next annual meeting, for any reason other than voluntary resignation or termination for cause, the RSUs will fully and immediately vest as of the date of your termination. In addition, if there is a change of control of Quantum (as defined in the applicable equity plan) and your service to Quantum ends in connection with the change of control, the RSUs will fully and immediately vest on the date your Quantum service ends. The RSUs will be granted monthly and administered by the Committee and be subject to the terms of an award agreement for each grant and Quantum’s equity compensation plan.

All compensation will be subject to tax and any other applicable withholdings. Given that ICEO role is temporary, you will not be eligible for any severance or any Quantum benefits intended for regular, full-time employees. You will be subject to all Quantum employment and Board policies and procedures, including (but not limited to) those described in Quantum's Business Conduct and Ethic's Policy, Section 16 Policy, Insider Trading Policy, Corporate Governance Principles and confidential information agreement.

Exhibit 10.2

In recognition of the fact that the ICEO role is intended to be temporary, you will not be required or expected to relocate and Quantum will reimburse you for reasonable business travel to business locations as required and in accordance with Quantum’s travel policy.
The Board very much appreciates your willingness to accept the ICEO role and looks forward to your continued leadership and contributions for Quantum and its shareholders. Please contact me if you have any questions.

Sincerely,

/s/ Raghu Rau
Raghu Rau
Chairman of the Board

I understand, accept and agree to the terms of this Offer Letter, including (but not limited to) the requirement that I comply with all Quantum policies and procedures as described above.

/s/ Adalio Sanchez
Adalio Sanchez
November 7, 2017